UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 02, 2026

KYNTRA BIO, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36740	77-0357827
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Bay Street Suite 100 #6009
San Francisco, California		94133
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 415 978-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	KYNB	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On June 2, 2026, Kyntra Bio, Inc. (the “Company”) received $4.0 million from AstraZeneca Treasury Limited (“AstraZeneca”). This amount is in full satisfaction of the second and final holdback set forth in the share purchase agreement entered into between the Company and AstraZeneca on February 20, 2025 (the “Share Purchase Agreement”).

On August 29, 2025, the Company closed the sale of its China operations through FibroGen International (Hong Kong) Ltd. to AstraZeneca pursuant to the Share Purchase Agreement for a total consideration of approximately $220 million comprised of $85 million in enterprise value and approximately $135 million in net cash held in China. The total consideration included $210 million paid at closing, and $10.0 million payable by AstraZeneca after closing and subject to the following holdbacks and conditions: (i) a $6.0 million holdback to offset final net cash adjustments, following a customary adjustment process, and (ii) a $4.0 million holdback to satisfy any indemnity claims. In November 2025, the Company received the first holdback of $6.0 million, plus $0.4 million that was an additional payment following the final net cash adjustments after closing. As no indemnity claims were made, the Company has now received the entire $4.0 million holdback, which completes the collection of all owed amounts under the Share Purchase Agreement with AstraZeneca.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KYNTRA BIO, INC.

Date:	June 9, 2026	By:	/s/ John Alden
John Alden General Counsel